Exhibit 10.1

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SCHEDULE DESIGNATION D11
PRIMARY SUPPLY AGREEMENT
This Primary Supply Agreement (this “Agreement”) is entered into on this 22st day of October, 2025 (“Contract Date”), by and between:
(1)    DTE Electric Company, a corporation organized under the Laws of the State of Michigan with an address of One Energy Plaza, Detroit, Michigan 48226 (“Company”); and
(2)    Green Chile Ventures LLC, a Delaware limited liability company with an address of [* * *] (“Customer”).
Company and Customer are referred to herein collectively as the “Parties” and each individually as a “Party”. Capitalized terms shall have the meaning set forth in Exhibit C.
RECITALS
WHEREAS:
(A)    Company is a regulated electric utility that provides retail electric service within the State of Michigan;
(B)    Customer intends to lease and operate, and cause to be constructed and commissioned, a data center facility (the “Facility”) in Company’s electric service territory located at or near Saline, Michigan (the “Data Center Location”), for which RD Michigan Property Owner 1 LLC (“RD Michigan”) is the developer, land owner and lessor (RD Michigan together with any successors or assigns during the Term, “Landlord”);
(C)    Customer desires that Company, through itself or one or more Affiliates, design, engineer, procure, construct, upgrade, extend, commission, operate and maintain certain generation and distribution electric facilities (the “Electric Facilities”) necessary to provide electric capacity and energy for the Facility (the “Electric Service”) at the Data Center Location;
(D)    Landlord and Company will enter into the Line Extension Agreement to construct distribution system upgrades necessary to provide service to the Facility;
(E)    Customer desires to receive and take Electric Service from Company in an average monthly maximum electrical demand in accordance with the commitments set forth in Exhibit A-1 hereto (the “Customer Committed Capacity Ramp”) to serve the Facility at the Data Center Location;

(F)    To serve the electric capacity and energy needs of the Facility, Customer desires to procure energy storage capacity from one or more energy storage projects developed by Company under the Energy Storage Agreement;
(G)    Company is willing to (i) provide such Electric Service to the Data Center Location in accordance with the terms of this Agreement and the Company’s Rate Book (as defined below), (ii) develop and/or procure energy storage capacity on behalf of Customer in accordance with the Energy Storage Agreement, and (iii) construct and operate the applicable distribution system upgrades on behalf of Landlord in accordance with the Line Extension Agreement; and
(H)    To the extent Company agrees to terms for the provision of Electric Service that differ from Company’s Rate Book, this Agreement must be approved by the Michigan Public Service Commission, or its successor (“Commission”).
NOW, THEREFORE, the Parties enter into this Agreement subject to the terms and conditions as set forth herein, and in consideration of the mutual covenants and promises contained herein and intending to be legally bound, do hereby agree as follows:
1.    Provision of Electric Service. Except as otherwise provided herein, Company shall provide Electric Service and Customer will receive Electric Service at the Facility at the Data Center Location in accordance with this Agreement, Company’s Rate Book for Electric Service (“Company’s Rate Book”), and under the Rate Schedule, as such Rate Schedule may be (a) amended, or (b) changed in accordance with Section 5.1.1. To the extent there is any conflict or inconsistencies between the Company’s Rate Book, applicable Law, this Agreement and/or the Rate Schedule, any conflict or inconsistency shall be resolved in the following order of precedence: (i) applicable Law; (ii) this Agreement, (iii) Company’s Rate Book, and (iv) the Rate Schedule. All energy purchased by Customer will be used solely for the energy needs of the Facility. Resale of energy purchased under this Agreement is prohibited.
2.    Customer Electric Demand Requirements
2.1.    Customer Committed Capacity Ramp. Company agrees to provide the Electric Service within the Customer Committed Capacity Ramp set forth in Exhibit A-1 to Customer by the dates set forth in Exhibit A-1 to serve the Facility at the Data Center Location; provided that (a) the dates by which each phase of the Customer Committed Capacity Ramp shall be achieved shall be adjusted equitably to account for the time required for the Parties to negotiate and reach mutual agreement on amendments to this Agreement and to the extent applicable, the Energy Storage Agreement in accordance with Sections 4.4.1 and 4.4.2, if applicable, and (b) Customer shall have the right on thirty (30) days’ prior Notice to Company prior to the implementation of any increase in the Customer Committed Capacity Ramp, to delay the implementation of any increase in the Customer Committed Capacity Ramp, with such delays to the Customer Committed Ramp totaling no more than twelve (12) months in the aggregate, subject to Section 5.5.2 (“Ramp Grace Period”).
2.2.    Energization. Company agrees to provide Electric Service as of the Commencement Date in accordance with the terms of the Energization Schedule set forth in Exhibit A-2.

2.3.    Failure to Deliver. Company shall not have any liability for (a) failure to provide Electric Service to Customer under this Agreement, or (b) failure to achieve the Customer Committed Capacity Ramp, in each case, if such failure is: [* * *] (each of (i)-(iv), an “Excusable Event”).
2.4.    Energy Storage Project Availability.
2.4.1.    If at any time after the Effective Date and before Company achieves the Contract Capacity under the Energy Storage Agreement, the Energy Storage Agreement is terminated under Sections 1.5, 3.4, 4.6, 6 or 7 of the Energy Storage Agreement, then the Parties shall meet and confer within ten (10) Business Days to negotiate in good faith (i) a mutually agreeable adjustment to the Customer Committed Capacity Ramp, and/or (ii) the details of a pass-through mechanism by which Customer shall reimburse Company for the incremental cost of providing Electric Service to the Facility in accordance with the Customer Committed Capacity Ramp; provided, however, that the obligation to negotiate in good faith shall not require Company to agree to any solution under clause (i) or (ii) that could reasonably be expected, in Company’s reasonable judgment, to put Company’s system at risk, including any risk to its safety, reliability, security, or integrity. Such adjustment and/or reimbursement shall be based on Company’s ability to use commercially reasonable efforts to provide Electric Service from alternate sources as a result of the termination, lack of approval, or modification of the Energy Storage Agreement.

2.4.2.    If the Parties, acting in good faith, are unable to reach mutual agreement on an adjustment to the Customer Committed Capacity Ramp, and/or, the details of a pass-through mechanism in accordance with Section 2.4.1 within thirty (30) calendar days after such meeting, or such later date as may be agreed by the Parties in writing (the “ESPA Negotiation Period”), then Company shall provide Customer with a revised Customer Committed Capacity Ramp (the “Revised Ramp Schedule”) reflecting the Electric Service that Company determines, in its sole discretion, it is capable of providing to Customer notwithstanding the termination of the Energy Storage Agreement. Upon no more than thirty (30) calendar days’ Notice after the end of the ESPA Negotiation Period, Customer shall notify Company that Customer is electing either to (i) allow this Agreement to remain in effect with Company’s delivery obligations governed by the Revised Ramp Schedule, or (ii) terminate this Agreement by providing Notice to Company, at which time this Agreement shall terminate and cease to be of any force or effect with no further obligation or liability to any Party except (i) for any Termination Payment owed by Customer under this Agreement pursuant to Section 7.4, and (ii) to the extent provided in the Energy Storage Agreement (including, if applicable, any Termination Payment (as defined in the Energy Storage Agreement) owed by Customer for terminating the Energy Storage Agreement). For the avoidance of doubt, in the event that the Parties (x) convene pursuant to Section 2.4.1 due to a termination of the Energy Storage Agreement as set forth in Section 2.4.1, and (y) this Agreement is terminated in accordance with this Section 2.4.2, then any Termination Payment owed by Customer pursuant to Section 7.4 shall be calculated as of the date that the Energy Storage Agreement was originally terminated. If Customer does not terminate this Agreement within thirty (30) days of the end of the ESPA Negotiation Period, then (a) this

Agreement shall remain in full force and effect, subject to the Revised Ramp Schedule, and (b) the Customer Committed Capacity Ramp set forth on Exhibit A-1 as of the date hereof shall no longer be in effect and the Revised Ramp Schedule shall become the Customer Committed Capacity Ramp for purposes of this Agreement.
3.    Term
3.1.    Term. The term (the “Initial Term”) of this Agreement shall commence upon the Commencement Date and shall continue until 11:59 p.m. EPT on February 28, 2045.
3.2.    Renewal Term. Customer may notify Company of its election to extend the Initial Term of this Agreement for an additional ten (10) year term up to two (2) times (each ten (10) year extension term, a “Renewal Term”) by providing Notice to Company at least twenty-four (24) months prior to the end of the Initial Term or first Renewal Term, as applicable (“Renewal Notice”). Company shall notify Customer of the rate schedule pursuant to which Company can provide Electric Service to Customer for such Renewal Term and any general terms and conditions of Company’s Rate Book (or any successor thereto) or terms of this Agreement that would need to be modified to be consistent with the new rate schedule no later than twenty-three (23) months prior to the beginning of such Renewal Term. Customer shall have thirty (30) calendar days thereafter to elect to extend this Agreement for such Renewal Term subject to the rates and general terms and conditions of the new rate schedule and Rate Book (or successor thereto) and this Agreement, which election period may be extended by agreement of the Parties. The Initial Term together with any Renewal Term shall be the “Term” of this Agreement. The Initial Term or a Renewal Term may be terminated earlier in accordance with the provisions of this Agreement.
4.    Conditions Precedent.
4.1.    With the exception of the obligations under this Section 4, each Party’s performance of its respective obligations under this Agreement are specifically conditioned on completion of the items listed below pursuant to the terms set forth in this Section 4 (the “Conditions Precedent”):
4.1.1.    The Commission shall approve of this Agreement and the Energy Storage Agreement in accordance with Section 4.4 by no later than December 5, 2025;
4.1.2.    Customer shall provide Customer Credit Support in form and substance as required pursuant to Section 8 and Schedule 8 within thirty (30) calendar days following the Commission Approval Date, or as mutually agreed by the Parties in writing;
4.1.3.    Company’s board of directors approves this Agreement and Company delivers Notice to Customer of such approval no later than October 31, 2025; and
4.1.4.    Company and Landlord shall enter into the Line Extension Agreement no later than October 31, 2025.

4.2.    Conditions Precedent Deadline. The date the Conditions Precedent are satisfied shall be referred to herein as the “Effective Date”.
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4.3.    Application. Company will apply to the Commission for approval of this Agreement and the Energy Storage Agreement on or before October 31, 2025, subject to extension by written agreement of the Parties (including agreement by electronic mail) or, to the extent applicable, a later date with respect to an amendment to this Agreement pursuant to Section 4.4.1.1(a) or Section 4.4.2.3(a). Each Party agrees to notify the other Party of any significant developments in obtaining such Commission approval. Each Party shall use reasonable efforts to obtain such required approval and shall exercise due diligence and shall act in good faith to cooperate with and assist the other Party in acquiring such Commission approval.
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5.    Fees for Electric Service
5.1.    Rate.
5.1.1.    Customer agrees to pay for the Electric Service beginning on the Commencement Date in accordance with the Rate Schedule. After the second (2nd) anniversary of the Load Ramp Completion Date, Customer may seek to change the Rate Schedule applicable under this Agreement to a new qualifying rate schedule from Company’s Rate Book; provided that: (a) Customer provides not less than twenty-four (24) months’ Notice to Company of its intent to change the Rate Schedule, (b) the Facility meets the eligibility requirements, as set forth in Company’s Rate Book, to receive Electric Service under such rate schedule, (c) the new rate schedule was approved by the Commission after the Contract Date, (d) Customer’s new rate schedule shall not be cross-subsidized by any other customer of Company, and (e) Customer’s new rate schedule shall not otherwise be a rate schedule that Customer is prohibited from taking service pursuant to Section 6.6.2 of this Agreement.
5.1.2.    Notwithstanding the foregoing process for the Parties’ acceptance of Commission approval of this Agreement and the Energy Storage Agreement, at all times that this Agreement is in effect, Customer reserves all rights available to it to challenge before the Commission and on appeal any increases or changes to the rates or terms and conditions applicable to Customer that may be proposed to Company’s Rate Book or the Rate Schedule (or any rate schedule pursuant to which Customer receives service subject to this Agreement) after the Contract Date.
5.2.    Minimum Monthly Charge. If for any billing period Customer’s Monthly On-Peak Billing Demand is less than or equal to (i) eighty percent (80%), multiplied by (ii) the applicable Customer Committed Capacity Ramp (in kW), then Company shall invoice Customer based on Customer’s usage for the billing period at the prevailing monthly rates for “Full Service Customers” set forth in Customer’s Rate Schedule in effect on the date that such invoice is calculated, except that any Demand Charges set forth in such Rate Schedule shall be calculated using: the lesser of (A) eighty percent (80%), multiplied by the applicable Customer Committed Capacity Ramp (in kW) in such billing period, or (B) the maximum capacity Company was actually capable of providing Customer in such billing period (in kW) (the “Minimum Monthly Charge”); provided that Customer may, in accordance with Section 2.1, by Notice prior to the implementation of any increase in the Customer Committed Capacity Ramp, delay the implementation of any increase in the Customer Committed Capacity Ramp in accordance with the terms of the Ramp Grace Period.
5.3.    Effect of Exceeding Customer Committed Capacity Ramp.
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5.3.3.    If at any time during the Term, Company receives an emergency notice, alert, or declaration from MISO of a potential capacity shortage (“MISO Notice”), then Company shall promptly upon receipt provide Notice to Customer in accordance with Section 19.1 of such MISO Notice, and Customer shall use commercially reasonable efforts to ensure that Customer’s Half-Hour Demand does not exceed the Customer Committed Capacity Ramp for any 30-minute interval during such defined period of time. Company shall have no obligation to use commercially reasonable efforts to accommodate Customer’s demand to the extent it exceeds the Customer Committed Capacity Ramp in any such 30-minute interval; provided that Customer received a MISO Notice from Company. Notwithstanding anything in this Section 5.3.3, the emergency electrical procedures in the Company’s Rate Book shall apply at all times.
5.4.    Interim Procurement Cost Pass-Through. If at any time during the Term, Company determines it is necessary to source additional capacity from the market to provide Electric Service to Customer in accordance with the Customer Committed Capacity Ramp (such amount (in MW), the “Shortfall Capacity”), then Customer shall pay to Company, for each MW of such Shortfall Capacity, the Shortfall Capacity Rate, as invoiced in accordance with Section 6.1.
5.5.    Operational Parameters.
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5.5.4.    Right to Suspend Service. Company reserves the right at all times to temporarily suspend service to Customer pursuant to Mich. Admin Code R 460.136 if Customer fails to comply with the Operating Procedures at any time during the Term.
5.5.5.    No Company Liability. Company shall have no liability to Customer for any damages to Customer equipment or property due to Customer load transients.
6.    Invoicing and Payment; Taxes
6.1.    Invoicing. Except as set forth in this Agreement, Company shall invoice Customer in accordance with the provision of the Company’s Rate Book. [* * *]
6.2.    [Reserved]

6.3.    No Right to Setoff. Both Customer and Company agree that neither shall have the right to offset any amounts that may be owed to the other Party under this Agreement against any amounts owed under any other contract or work order between Customer and Company or any of their respective wholly owned Affiliates, unless such offsetting is mutually agreed upon in writing. No payment of any amount, whether disputed or undisputed at the time of payment, shall waive any rights of Customer, including the right to later contest such payment and obtain reimbursement in accordance with Section 6.1.
6.4.    Sales Tax.
6.4.1.    Customer shall be responsible for all sales and use taxes imposed by any state, or local governmental entity (“SUT Taxes”) on any amounts payable by Customer hereunder; and to the extent Company is required to pay any SUT Taxes, Customer shall reimburse Company in connection with its payment of such taxes. In the event part or all of the services under this agreement are subject to any exemption of SUT Taxes, Customer may furnish Company with an exemption certificate or other sufficient evidence of such exemption and Company will not charge any such exempted SUT Taxes to Customer, as applicable. Notwithstanding the previous sentence and except as may be included in Customer's Rate Schedule or as otherwise set forth in this Agreement and/or the Energy Storage Agreement, Customer shall not be responsible to pay any taxes imposed on, or with respect to, Company’s income, revenues, margin, gross receipts, personnel, or real or personal property, or other assets.
6.4.2.    Customer shall control the handling and resolution of any proposed assessment or other dispute with any governmental authority related to the taxability of the transactions contained herein.
6.5.    Environmental Levies. DTE shall not invoice Customer in a discriminatory manner for taxes, fees, or charges related to carbon emissions (“Environmental Levies”). To the extent any Environmental Levies are imposed on DTE customers in the future, such Environmental Levies shall be billed to all applicable customers, including Customer, in accordance with Company’s Rate Book.
6.6.    Representations and Warranties For Michigan Sales Tax Exemption.
6.6.1.    Company represents and warrants that as of the Contract Date the Company is subject to and operating under the regulatory framework set forth in Section 51 of the Clean and Renewable Energy and Energy Waste Reduction Act, of 2008 PA 295 MCL 460.1051 (the “Clean Energy Act”).
6.6.2.    Company represents and warrants that the Facility is not receiving Electric Service under any of the following rates:
6.6.2.1.    The long-term industrial load rate established under section 10gg of 1939 PA 3 (MCL 460.10gg) unless the designated power supply resource on which the long-term industrial load rate is based was placed in operation after January 1,

2024 and the rate is at least equivalent to the average industrial rate charged to other industrial customers of the electric utility that serves the facility;
6.6.2.2.    A tariff rate approved in Michigan Public Service Commission Case No. U-21160, U-22163, or U-21646; or
6.6.2.3.    A rate that causes residential customers to subsidize the costs incurred to provide electric service to the facility.
7.    Default; Termination
7.1.    Default. A Party shall be in default under this Agreement upon the occurrence of any of the following events (such Party, the “Defaulting Party” and each such event, an “Event of Default”):
7.1.1.    fails to pay any amount when due under this Agreement only if that amount is not cured within twenty (20) calendar days after receipt of Notice thereof from the other Party;
7.1.2.    Breaches any material provision of this Agreement (not otherwise a payment default) that, if curable, is not cured within thirty (30) calendar days after receipt of Notice thereof from the other Party (or for breaches for which the Defaulting Party has notified the non-Defaulting Party cannot be cured within thirty (30) calendar days despite its use of reasonable efforts but can be cured within sixty (60) calendar days, and such default has not been so cured by the extended sixty (60) day deadline);
7.1.3.    in the occurrence of a Bankruptcy; or
7.1.4.    in the case of Customer, if Customer fails to maintain the collateral requirements required pursuant to Section 8 and Schedule 8 and such failure is not cured within ten (10) Business Days after receipt of Notice thereof from Company.
7.2.    Notice to Landlord and Customer Parent Guarantor. Company shall contemporaneously provide Notice to Landlord and Customer Parent Guarantor of any Notice to Customer provided in accordance with Section 7.1, or any Notice of Company’s election to terminate this Agreement as a result of the occurrence and continuance of an Event of Default by Customer under this Agreement. Notwithstanding anything else in this Agreement, the Customer Parent Guaranty, or any other agreement among the Parties, no notice of default or demand is required of any entity that is subject to a Bankruptcy or any other stay, injunction, or moratorium against payment demands, and any requirement to provide such notice of default or demand is excused, waived, and deemed satisfied.
7.3.    Termination.
7.3.1.    This Agreement may be terminated upon five (5) Business Days prior Notice (unless otherwise set forth in this Agreement) pursuant to Section 7.1 and any other termination right set forth in this Agreement, except for Customer’s termination right pursuant to Section 7.3.2.

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7.3.3.    Any date on which this Agreement is terminated after the Effective Date but before the end of the Term shall be an “Early Termination Date.” Customer’s obligations to pay or reimburse Company for any termination set forth above shall be provided as set forth in Section 7.4.
7.4.    Termination Payment. In the event of an early termination of this Agreement, except if due to a Company Event of Default, Company will suffer damages, and such damages would be uncertain and difficult (if not impossible) to accurately estimate. Accordingly, Customer agrees that if this Agreement is so terminated on or after the Effective Date:
7.4.1.    prior to the tenth (10th) anniversary of the Load Ramp Completion Date (other than due to a Company Event of Default or Customer Event of Default), then Customer shall pay to Company, as a fair estimate of such damages and not as a penalty, liquidated damages in an amount equal to the sum of the Minimum Monthly Charge for each month between the Early Termination Date and the tenth (10th) anniversary of the Load Ramp Completion Date;
7.4.2.    prior to the eighth (8th) anniversary of the Commencement Date, by Company due to a Customer Event of Default, then Customer shall pay to Company, as a fair estimate of such damages and not as a penalty, liquidated damages in an amount equal to the sum of the Minimum Monthly Charge for each month between the Early Termination Date and the tenth (10th) anniversary of the Load Ramp Completion Date;
7.4.3.    and after the eighth (8th) anniversary of the Commencement Date, by Company due to a Customer Event of Default, then Customer shall pay to Company, as a fair estimate of such damages and not as a penalty, liquidated damages in an amount equal to the sum of the Minimum Monthly Charge for the lessor of: (I) twenty-four (24) months, and (II) each month between the Early Termination Date and the expiration date of the Term (each of the payments described in Sections 7.4.1, 7.4.2, or 7.4.3, the “Termination Payment”). A sample calculation of the Termination Payment is illustrated in Exhibit E.
7.4.4.    As soon as practicable after the Early Termination Date, Company shall provide Customer with Notice of the amount of the Termination Payment, as applicable. The notice shall include a written statement explaining in reasonable detail the calculation of the Termination Payment.
7.4.5.    The Termination Payment, as applicable, shall be due to Company, and shall be made by Customer within thirty (30) calendar days after such notice is received by Customer.
7.4.6.    For the avoidance of doubt, no Termination Payment shall be payable by Customer hereunder if this Agreement is terminated as a result of a Company Event of Default.
7.5.    Post Termination Obligations.

7.5.1.    Upon termination of this Agreement, Company’s obligations to provide Electric Service to the Data Center Location pursuant to this Agreement shall cease.
7.5.2.    Customer shall be obligated to pay all amounts invoiced and unpaid for the provision of Electric Service to the Data Center Location for time periods prior to the Early Termination Date.
7.5.3.    If applicable, Customer shall be obligated to pay the Termination Payment, as applicable, as calculated in Section 7.4.
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7.5.5.    This Section 7.5 shall survive termination of this Agreement.
7.6.    Remedies.
7.6.1.    In the event of a Customer Event of Default pursuant to Section 7.1, Company shall have the right to pursue any and all remedies available under applicable Law, in equity, and the Rate Book, including but not limited to the suspension or termination of Electric Service, collection of all amounts due to Company, and the imposition of other penalties as permitted. The exercise of any one remedy shall not preclude the exercise of any other remedy available to Company under the Rate Book or otherwise.
7.6.2.    In the event that Customer elects to terminate this Agreement as a result of the occurrence and continuation of a Company Event of Default, Customer shall be entitled to seek all remedies available to it at law and in equity with respect to Customer’s damages under this Agreement, subject to the limitations set forth herein.
8.    Customer Credit Support.
8.1.    Customer Credit Support. Customer shall provide Company with: (a) a guaranty substantially in the form set forth in Exhibit B (“Customer Parent Guaranty”) from Oracle Corporation (or another Affiliate of Customer approved by Company in writing) (the “Customer Parent Guarantor”), pursuant to which Customer Parent Guarantor has guaranteed the payment obligations of Customer under this Agreement and, (b) if applicable pursuant to Schedule 8, one or more Letters of Credit equal to the aggregate stated amount of the applicable Letter of Credit posting as set forth in Schedule 8 (the “LC Required Amount,” as adjusted from time to time in accordance with this Section 8 and Schedule 8, and together with the Customer Parent Guaranty, the “Customer Credit Support”).
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8.5.    Customer Credit Support Costs. In all cases, the costs and expenses of posting, renewing, substituting, replenishing, and canceling the amount of the Customer Credit Support shall be borne by the Customer.

9.    Customer Obligations
9.1.    Customer shall, [* * *] provide information requested by Company in a timely manner necessary for Company to perform all design, engineering, procurement, and construction activities in a timely manner so that Company can make reasonable efforts to provide Electric Service to Customer in accordance with the Customer Committed Capacity Ramp. This information shall include the design basis and project planning information including but not limited to Facility, Data Center Location, Customer Committed Capacity Ramp, access to site for survey and geotechnical investigation, construction power needs, redundancy requirements, confirmation of substation design basis, site access plans during construction, and other information identified as necessary to the design and construction of the Electric Facilities.
9.2.    Customer shall undertake all efforts in a commercially reasonable manner to begin receiving Electric Service in accordance with Customer Committed Capacity Ramp.
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9.4.    Customer agrees to reasonably cooperate with Company to pursue the energy waste reduction standards set forth in Michigan Public Act 295 of 2008, MCL 460.1001 et seq. and to participate in relevant industry initiatives regarding energy waste reduction.
10.    Intellectual Property Rights
10.1.    Each Party shall retain all rights, title, and interest in and to all of its Background IP, and nothing in this Agreement shall be construed as granting the other Party any rights or licenses in or to such Background IP. For the avoidance of doubt, any Intellectual Property developed by any Party during the term of this Agreement that is not related to or arising from the performance under this Agreement shall be considered “Background IP” of that Party.
10.2.    Unless otherwise agreed by the Parties in writing, Project IP shall be owned by Customer. For the avoidance of doubt, any Intellectual Property developed by any Party during the term of this Agreement that is related to and arising from the performance under this Agreement shall be considered "Project IP".
10.3.    Notwithstanding anything to the contrary in this Agreement, Company shall retain sole and exclusive ownership of (i) any Project IP that is derivative of and related to Company's proprietary power generation technology and processes, and (ii) any enhancements, improvements or modifications to its Background IP, including any enhancements to its power generation technology or related operation developed during the performance of this Agreement, (collectively, clauses (i) and (ii), "Company IP"). Customer hereby assigns (and shall cause its Affiliates and Personnel to assign) to Company, without compensation, all rights, title, and interest in and to any Company IP, including all Intellectual Property Rights therein.
10.4.    Company hereby grants to Customer a limited, irrevocable, royalty-free, non-exclusive license to use such Company IP during the Term or any Renewal Term of the Agreement for the work performed under this Agreement or operation of Company equipment or facilities. Customer hereby grants to Company a limited, irrevocable, royalty-free, non-exclusive license to use

Project IP during the Term of the Agreement in connection with Company's performance hereunder.
11.    Confidentiality
11.1.    For the purpose of this Agreement, a party disclosing Confidential Information shall be referred to as the “Disclosing Party” and a party receiving Confidential Information shall be referred to as the “Recipient”. “Confidential Information” includes any and all information hereafter disclosed by or at the direction of the Disclosing Party to Recipient that is designated in writing as confidential or, subject to Section 11.5, a reasonable party would consider to be of a confidential nature including but not limited to this Agreement and the Related Agreements; provided, however, Confidential Information does not include (i) information that, at the time of disclosure or thereafter, was generally available to and known by the public, other than as a result of a disclosure by Recipient in violation of this Section 11; (ii) information that, at the time of disclosure or thereafter was available to Recipient or its Representatives (as defined below) from a source not known by Recipient to be bound by a duty of confidentiality to the Disclosing Party with respect to such information; (iii) information that, prior to disclosure by or at the direction of the Disclosing Party, was known to Recipient or its Representatives; or (iv) information that is independently developed by Recipient or its Representatives by persons without reliance on the Confidential Information and without violating the obligations hereunder.
11.2.    Confidential Information is and shall, at all times, remain the property of the Disclosing Party. Recipient may disclose Confidential Information to any of its officers, directors, employees, advisors, shareholders, members, managers, attorneys or agents (collectively, “Representatives”). The Recipient shall advise such persons of the existence of this Agreement, of the confidential nature of the information and of the Recipient’s obligations regarding the same under this Agreement. Receiving Party agrees that it shall maintain the Disclosing Party’s Confidential Information in confidence and shall not use the Confidential Information except as required or necessary in accordance with this Agreement. Recipient agrees that it shall maintain the Disclosing Party’s Confidential Information in confidence and shall not use the Confidential Information except to the extent necessary to carry out is obligations under this Agreement. Recipient shall be responsible for any breach of this Agreement by such Representatives.
11.3.    In the event that Recipient is requested or required under compulsion of legal process to disclose such Confidential Information, Recipient shall not, unless required by Law, disclose the information until the Disclosing Party has first (i) received prompt Notice of such request or requirements to disclose and (ii) had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the Confidential Information. If required by Law to disclose Confidential Information prior to providing Notice to the Disclosing Party, the Recipient shall (i) use reasonable efforts to limit the amount of Confidential Information that is disclosed, and (ii) provide Notice to the Disclosing Party of the disclosure of such Confidential Information as promptly as reasonably practicable after the disclosure.

11.4.    To the extent Confidential Information, including this Agreement, must be filed with the Commission or other applicable regulatory governmental agency, Company shall notify Customer in advance of such disclosures (or if advance notification is not practicable, as promptly as reasonably practicable after such disclosure), and, before a filing is required to be made, collaborate with Customer to identify redactions that will, to the greatest extent possible under the circumstances, limit the amount of Confidential Information that is publicly disclosed.
11.5.    Any Confidential Information disclosed in writing or electronically by a Party under this Agreement shall be clearly marked, labeled, or otherwise identified as “Confidential” at the time of disclosure. If Confidential Information is initially disclosed orally or visually, the disclosing Party shall, within thirty (30) calendar days of such disclosure, provide the receiving Party with a written summary of the information that is designated as “Confidential.”
12.    Complete Agreement
12.1.    This Agreement and the Related Agreements contains the full and complete understanding of Company and Customer as to the provision of Electric Service to the Facility at the Data Center Location. Notwithstanding the obligations set forth in the Related Agreements, this Agreement supersedes any prior understandings, commitments, agreements and authorizations, whether oral or written, regarding the Electric Facilities and the provision of Electric Service and the payment thereof. No other representations or promises regarding the Electric Facilities or the Electric Service, written or oral, shall survive the execution hereof.
13.    Limitation of Liability
13.1.    Limitation of Liability for Delays. To the fullest extent permitted by Law, Company shall not be liable for any damages, penalties, liquidated damages, or claims (“Losses”) arising from Customer’s failure, delay or non-performance in connection with its obligations under this Agreement or any Related Agreement.
13.2.    Customer Limitation of Liability for Delays. To the fullest extent permitted by Law, Customer shall not be liable for any Losses arising from (a) delays, disruptions or failures to perform caused by any Force Majeure Event or Change in Law as set forth in Section 18 or (b) Company’s failure, delay or non-performance in connection with its obligations under this Agreement.
13.3.    Limitation of Liability for Provision of Electric Service. Company shall not be liable to Customer or any of its Affiliates for damages for any failure to provide the Electric Service or for an interruption, limitation, or curtailment of the Electric Service; provided that any such interruption, limitation, or curtailment is not due to [* * *] Notwithstanding anything to the contrary in this Agreement, Customer shall have the right to file a complaint with, or to otherwise initiate formal or informal proceedings before, the Commission related to the Electric Service or any other cause, matter, or issue subject to Commission jurisdiction.
13.4.    Limitation of Liability for Use of Electricity. Company shall not be liable for damages resulting to Customer or to third persons from the presence or use of electricity after the point of delivery to Customer’s Facility, and Customer shall not be liable for damages resulting to Company or to third persons from the presence or use of electricity at or before the point of delivery to Customer’s Facility.
13.5.    Limitation on Liability for Customer Sales Tax Exemption Under Michigan Compiled Law 205.54ee. Notwithstanding anything to the contrary in this Agreement, Company shall not be liable to Customer for any taxes, penalties, Losses, or damages for (a) any failure to obtain the sales tax exemption under MCL 205.54ee or (b) any failure to maintain the sales tax exemption under MCL 205.54ee. Specifically, in the event Company is deemed non-compliant with the requirements under Section 51 of the Clean Energy Act during the Term, Customer shall have no cause of action against Company for such non-compliance.
13.6.    Notwithstanding anything to the contrary in this Agreement, and in addition to any rights set forth herein, Customer shall have the right to file a complaint with, or to otherwise initiate formal or informal proceedings before, the Commission related to the Electric Service or any other cause, matter, or issue subject to Commission jurisdiction.
13.7.    Consequential Damages. Neither Party shall be liable under this Agreement or under any cause of action related to the subject matter of this Agreement, whether in contract, warranty, tort including negligence, strict liability, professional liability, product liability, contribution, or any other cause of action for special, exemplary, punitive, indirect, incidental or consequential losses or damages, including loss of profit, loss of use, loss of opportunity, loss of revenues, or loss of good will; provided, however, that the foregoing shall not apply to any Party’s obligations to indemnify, defend and hold harmless any indemnified Party for claims and liabilities in respect of claims by third persons that are indemnified by such Party hereunder.
13.8.    Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE RATE SCHEDULE OR COMPANY’S RATE BOOK, COMPANY EXPRESSLY DISCLAIMS AND NEGATES ALL REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ELECTRIC SERVICE OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
14.    Assignment
14.1.    Without the prior written consent of the non-assigning Party (such consent not to be unreasonably withheld, delayed or denied), neither Party may assign or transfer this Agreement or its rights and obligations under this Agreement, and any such assignment or transfer without such consent is void. Notwithstanding the foregoing, except as set forth in Section 14.1.2 below, a Party may make the following assignments without the prior written consent of the other Party, but shall provide Notice of such assignment:
14.1.1.    Customer may (i) collaterally assign this Agreement to a financing party providing construction or long-term financing for the Facility, and (ii) issue or sell equity interests in Customer to a financing party pursuant to any equity financing.  In no case shall any such rights and terms of such collateral assignment materially or adversely affect any of

Company’s commercial rights or obligations under this Agreement and Customer shall remain liable for its liabilities and obligations under this Agreement
14.1.2.    [* * *] In addition to the foregoing, Customer shall have the right to subcontract all or portions of this Agreement without the consent of Company, provided, however, that any such subcontracting shall release neither Customer nor the Customer Parent Guarantor any of their respective obligations as set forth in this Agreement or the Customer Credit Support.
14.1.3.    Company may without consent of Customer assign this Agreement to: (a) a legally authorized governmental or quasi-governmental agency charged with providing retail electric service in Michigan; (b) to any successor to Company that is a public utility regulated as to rates and service by the Commission pursuant to applicable Law; (c) as otherwise required by Law or by operation of Law; or (d) to an Affiliate of Company that is reasonably expected to be capable of performing Company’s obligations under this Agreement (as reasonably determined by Company). Customer agrees that such assignment and delegation shall operate to release Company from all (or such portion of) its responsibilities under this Agreement, except as may have accrued up to the effective date of such assignment.
14.2.    This Agreement may not be assigned to a Sanctioned Person. Neither Party may suffer a change of ownership or control, whether direct or indirect, voluntary or by operation of Law, such that a Party becomes a Sanctioned Person.
15.    Dispute Resolution; Governing Law; Venue
15.1.    Dispute Resolution. In the event a controversy, claim or dispute arises between the Parties regarding the application or interpretation of any provision of this Agreement or the breach, termination or validity thereof (each, a “Dispute”), the Party alleging the Dispute shall promptly notify the other Party of the Dispute. If the Parties shall have failed to resolve the Dispute within thirty (30) calendar days after delivery of such written notice, each Party shall, within ten (10) Business Days after receipt of a written demand from the other Party to do so, direct a senior executive (Vice President level or above) to confer in good faith with a senior executive of the other Party to resolve the Dispute. Should the Parties be unable to resolve the Dispute to their mutual satisfaction within twenty (20) Business Days after the initial meeting of the senior executives, each Party shall have the right to pursue its rights under Law or in equity.
15.2.    Governing Law. This Agreement and all disputes arising between the Parties under this Agreement shall be governed exclusively by the Laws of the State of Michigan, without reference to its choice of Law rules, except as to any matters subject to federal Law and the exclusive jurisdiction of FERC.
[* * *]
15.4.    Jury Waiver. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO

ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.
16.    Indemnification
16.1.    Notwithstanding any other provision of this Agreement and to the fullest extent permitted by Law, each Party agrees to protect, defend, indemnify and hold the other Party, including its directors, officers, employees, attorneys-in-fact, agents and Affiliated companies (“Indemnified Parties”), free and harmless from and against (a) any and all loss, damage, and liability to third-parties for property damage, and (b) any and all third-party claims for damages on account of or by reason of bodily injury, including death, which may be sustained or claimed to be sustained by any person, each (a) and (b) to the extent arising in connection with this Agreement or the Energy Storage Agreement and due to the gross negligence or willful misconduct of the indemnifying Party or its agents, employees or subcontractors.
16.2.    To the extent permitted by Law, Customer waives the benefit for itself and all subcontractors, insofar as the indemnification of the other is concerned, of the provisions of any applicable Workers' Compensation Law limiting the tort or other liability of any employer on account of injuries to the employer's employees.
16.3.    Notwithstanding the foregoing, the indemnified Party shall be entitled, at its own cost, if it so elects, to representation by attorneys of its own selection, including attorneys employed by it.
16.4.    The indemnified Party shall be the sole judge of the acceptability of any compromise or settlement of any claims or actions and no such compromise or settlement shall be made by the indemnifying Party without the indemnified Party’s prior written consent, which shall not be unreasonably withheld; provided, that such consent shall not be required if (x) the settlement agreement contains a complete and unconditional release of the Indemnified Parties, (y) the settlement agreement obligates the indemnifying Party to pay the full amount of any claims attributable to the Indemnified Parties concurrently with the settlement, and (z) the settlement agreement does not contain any direct or indirect requirements upon or provisions for the Indemnified Parties, directly or indirectly encumber any of the assets of the Indemnified Parties, require any admission of liability by the Indemnified Parties or involve criminal liability.
16.5.    The obligation of each Party to indemnify the other hereunder shall survive the termination or cancellation of this Agreement.
17.    Relationship Clause.
17.1.    The execution of this Agreement or any Related Agreements shall not create, nor shall this Agreement or any Related Agreements be construed as creating any partnership, joint venture or agency relationship between the Parties hereto.
18.    Relief Events
18.1.    Notice and Mitigation.

18.1.1.    In the event of a Force Majeure Event, or Customer Caused Event or Excusable Event (“Relief Event”) impacting Company, the Company shall provide Notice to Customer describing the particulars of the occurrence of such Relief Event within ten (10) Business Days after Company first gains knowledge of such Relief Event. Such Notice will, to the extent of Company’s knowledge thereof at such time, describe (i) the details and factual basis of the cause and nature of such Relief Event, (ii) the anticipated length of delay due to such Relief Event, (iii) the estimated additional costs (beyond those anticipated before the occurrence of such Relief Event) to be incurred by Company as a result of such Relief Event and (iv) any other effect on Company’s performance of its obligations hereunder.
18.1.2.    Any delay in performance caused by any Relief Event will be of no greater scope and of no longer duration than is reasonably required by such occurrence. The Company will furnish the Customer with regular reports with respect thereto during the continuation of any such Relief Event. The Company shall use commercially reasonable efforts to mitigate the cause of and effect on the Company’s performance hereunder of any such Relief Event and the Company will promptly resume full performance of its obligations hereunder once it is able to do so. For the avoidance of doubt, such commercially reasonable efforts shall, at a minimum, require compliance with the provisions set forth in Section 18.1, as applicable.
18.1.3.    Company shall not be responsible or liable for any damages, or be deemed to be in breach of this Agreement because of any failure or delay in complying with its obligations under or pursuant to this Agreement, in each case, to the extent that such failure is caused by a Relief Event and the Company has otherwise complied with this Section 18.
18.2.    Changes in Law Rendering Performance Illegal. In the event of a Change in Law at any time during the Term which renders the performance of this Agreement by either or both Parties illegal or all or a material portion of this Agreement unenforceable, this Agreement shall be automatically terminated effective upon Notice from a Party to the other Party. If this Agreement is terminated in accordance with this Section 18.2, either Party shall have the right, but not the obligation, to terminate the Energy Storage Agreement.
18.3.    Cost and Schedule Relief for Customer Caused Event. In the event of a Customer Caused Event, in addition to its rights under Section 18.1, Company shall be entitled to (i) an equitable extension of all of its obligations pursuant to this Agreement that are actually and demonstrably delayed by such Customer Caused Event, and (ii) reimbursement for all costs and expenses actually and demonstrably incurred by the Company as a result of such Customer Caused Event.
18.4.    Relief for Excusable Events and Force Majeure Events. In the event of an Excusable Event, or a Force Majeure Event that is reasonably expected to result in a delay in Company’s ability to meet its obligations under this Agreement, then Company shall be entitled to an equitable extension of its obligations pursuant to this Agreement.

18.5.    Schedule Relief for Change in Law. In the event of a Change in Law, Company shall be entitled to an equitable extension of all of its obligations pursuant to this Agreement that are actually and demonstrably delayed by such Change in Law.
19.    Miscellaneous
19.1.    Notice. Any notice, consent, approval or other communication under this Agreement (each a “Notice”) shall be in writing (which shall include electronic mail) and shall be personally delivered or sent by a courier or transmitted by electronic mail to a Party as follows or to such other address as the Party may substitute by Notice in accordance with this Section 19.1 after the date of this Agreement:

If to Company:
[* * *]

If to Customer:
[* * *]
19.2.    Company’s Rate Book shall be incorporated herein. As of the Contract Date, the link to access the Company’s Rate Book can be found at https://www.michigan.gov/mpsc/-/media/Project/Websites/mpsc/consumer/rate-books/electric/dte/dtee1cur.pdf?rev=cf55d05b027a43fc9d4f7626
72e9aa9e&hash=D28CE34BD07DCDD7279069015BB8121A which may be updated, revised and/or modified during the Term of the Agreement as approved or agreed to by the Commission.
19.3.    All headings and captions contained in this Agreement are for convenience of reference only and shall not, in any way, affect the meaning of any provision hereof. No provision of this Agreement shall be interpreted more or less favorably towards either Party because its counsel drafted all or a portion hereof. The recitals set forth in this Agreement are an integral part hereof and shall have the same contractual significance as any other language contained in this Agreement. Pdf signatures shall be as legally binding and considered in all manner and respects as original signatures. The provisions of this Section 19.3 shall survive termination or expiration of this Agreement.
19.4.    The terms and provisions of this Agreement shall not be modified or waived except by the execution by the Parties of a written amendment to this Agreement. The waiver by a Party of a breach or violation of any provision of this Agreement will not operate as or be construed to be a waiver of any subsequent breach or violation thereof.
19.5.    Each term and condition of this Agreement is deemed to have independent effect and the invalidity of any partial or whole paragraph or article shall not invalidate the remaining paragraphs or articles. The obligation to perform all of the terms and conditions shall remain in effect regardless of the performance of any invalid term by the other Party. Any entity that succeeds by purchase, merger, consolidation or other transfer to the properties of Company or

Customer either substantially or as an entirety, shall be entitled to the rights and will be subject to the obligations of its predecessor in interest under this Agreement.
19.6.    This Agreement shall not create any rights in third parties, and no provision of this Agreement will be construed as creating any obligations for the benefit of, or rights in favor of, any person or entity other than the Parties.
19.7.    This Agreement shall be binding on the Parties hereto and on their respective successors, heirs and permitted assigns.
19.8.    This Agreement and the Energy Storage Agreement, together with the Rate Schedule and Company’s Rate Book, as may be amended from time to time, reflect the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect to the subject matter hereof.
19.9.    This Agreement may be executed electronically, or in multiple counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.
19.10.    Under no circumstances shall Customer transition to any Company Retail Access Service Rider as defined in the Company’s Rate Book during the Term of this Agreement.
[Remainder of Page Blank – Signatures on the Next Page]

IN WITNESS WHEREOF, Company and Customer have each caused this Agreement to be duly executed by their authorized representatives identified below, effective as of the Contract Date.
[* * *]

Schedule 8

Primary Supply Agreement Letter of Credit Posting Amounts (LC Required Amounts)

[* * *]

Exhibit A-1 - Customer Committed Capacity Ramp

[* * *]

Exhibit A-2 -Energization Schedule
[* * *]

Exhibit B

Form of Parent Guaranty

[* * *]

Exhibit C

Applicable Definitions

Capitalized terms used in the Agreement but not otherwise defined therein shall have the following meanings:
“Affected Party” has the meaning set forth in Section 4.4.2.
“Affiliate” means with regard to a Party, any person that directly or indirectly: (a) controls that Party; (b) is controlled by that Party; or (c) is under common control with that Party; where for each of (a), (b), and (c), “control” is defined as possession of the power to direct or cause the direction of the management and policies of a legally recognizable entity, through direct or indirect majority ownership or minimum percentage ownership that would grant the party a controlling interest in such entity.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Bankruptcy” means that (i) an entity shall voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of an entity, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such entity or for a substantial part of its property or assets or (C) the winding-up or liquidation of an entity; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (iii) an entity shall consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in the foregoing clause (ii), (iv) an entity shall apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its property or assets, (v) an entity shall file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) an entity shall make a general assignment for the benefit of creditors, (vii) an entity shall become unable, admit in writing its inability or fail generally to pay its debts as they become due or (viii) an entity shall take any action for the purpose of effecting any of the foregoing.
“Business Days” means any day other than Saturday, Sunday, Federal Reserve Bank holiday, or other day that is a holiday observed by Company.
“Change in Law” means the adoption, enactment or other effectuation, or any change in the judicial, regulatory or administrative application or interpretation, or any amendment, repeal or other modification, by any Governmental Authority of any Law that adversely affects either Party’s performance under this Agreement (including any executive order or similar directive from the Executive Branch that changes the interpretation of any of the foregoing), in each case, after the Contract Date; provided, however, in the case of any new Law, order or any other legally binding requirement or directive or change to any existing Law, order or other legally binding requirement applicable to either Party’s performance of its obligations under this Agreement, in either case that is enacted prior to the Contract Date, but for which the effectiveness thereof occurs after the Contract Date, shall not constitute a Change in Law hereunder.
“Commencement Date” means the date on which the Customer first receives Electric Service at the Facility under this Agreement.
“Commission” has the meaning set forth in paragraph H of the Recitals to this Agreement.
"Commission Approval Date" has the meaning set forth in Section 4.4.4.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company’s Rate Book” has the meaning set forth in Section 1.
“Conditions Precedent” has the meaning set forth in Section 4.1.
“Confidential Information” has the meaning set forth in Section 11.1.
“Contract Capacity” has the meaning set forth in the Energy Storage Agreement.
“Contract Date” has the meaning set forth in the preamble to this Agreement.
“Credit Rating” means with respect to an entity on any date of determination: (1) the respective rating then assigned to its senior unsecured and unsubordinated long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P or Moody’s, as applicable, or (2) if such entity does not have a rating for its unsecured, senior, long-term debt, then the corporate rating or issuer rating, as applicable, then assigned to such entity by S&P or Moody’s, as applicable.
[* * *]
“Customer” has the meaning set forth in the preamble to this Agreement.
“Customer Caused Event” means any demonstrable delays or increased costs, in each case, in connection with Company’s performance of its obligations under this Agreement to the extent due to any failure, delay or non-performance by Customer that adversely impacts Company’s performance of its obligations under this Agreement.
“Customer Credit Support” has the meaning set forth in Section 8.1.
“Customer’s Half-Hour Demand” means the single highest 30-minute integrated reading of Company’s demand meter located at the Facility, which measures Customer’s electrical usage.
“Customer Committed Capacity Ramp” has the meaning set forth in paragraph E of the Recitals.
[* * *]
“Data Center Location” has the meaning set forth in paragraph B of the Recitals to this Agreement.

“Defaulting Party” has the meaning set forth in Section 7.1.
“Delivery Charges” means any “Delivery Charges” set forth in the Rate Schedule
“Demand Charges” means the sum of all applicable demand charges (per kW) set forth in the Rate Schedule.
“Disclosing Party” has the meaning set forth in Section 11.1.
“Dispute” has the meaning set forth in Section 15.1.
“Early Termination Date” has the meaning set forth in Section 7.3.3.
“Effective Date” has the meaning set forth in Section 4.2.
“Electric Facilities” has the meaning set forth in in paragraph C of the Recitals to this Agreement.
“Electric Service” has the meaning set forth in in paragraph C of the Recitals to this Agreement.
“Energy Charges” means (a) the applicable “Energy Charge” (per kWh) set forth in the Rate Schedule multiplied by (b) Customer’s on-peak and off-peak electric usage, as applicable (in kWh), for such billing period.
“Energy Storage Agreement” means that certain Energy Storage Agreement for standalone energy storage between the Parties of even date hereof.
“ESPA Negotiation Period” has the meaning set forth in Section 2.4.2.
“Event of Default” has the meaning set forth in Section 7.1.
“Excusable Event” has the meaning set forth in Section 2.3.
“Facility” has the meaning set forth in in paragraph B of the Recitals to this Agreement.
“FERC” means the Federal Energy Regulatory Commission or its successor.
“Financing Party” means any lender providing debt or equity financing to Company in connection with its use of the Facilities.
“Force Majeure Event” means any event or circumstance, or combination of events or circumstances, arising after the Contract Date that wholly or partly prevents or delays a Party from performing any obligation under this Agreement, but only if and to the extent:
(a)    such event or circumstance, or combination of events or circumstances, is not within the reasonable control of the Party, as applicable;

(b)    The Party has used reasonably diligent efforts in taking precautions and measures to (i) avoid the effect of such event or circumstance, or combination of events or circumstances, on the Party and (ii) mitigate the consequences thereof;
(c)    such event or circumstance, or combination of events or circumstances, does not result from the failure of the Party to perform any of its obligations under this Agreement; and
(d)    such event or circumstance, or combination of events or circumstances, could not have been (i) reasonably anticipated or (ii) avoided by the exercise of reasonable diligence and care.
[* * *]
“Governmental Authority” means any federal, state, local, municipal or other governmental, regulatory, administrative, judicial, public or statutory instrumentality, court or governmental tribunal, agency, commission authority, body or entity, or any political subdivision thereof, having legal jurisdiction over the matter or person in question.
“Initial Term” has the meaning set forth in Section 3.1.
“Intellectual Property” means (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, mask work rights and moral rights, and any registrations and applications for registration thereof; (b) trade secret rights and other rights in know-how and confidential or proprietary information; (c) patents, patent applications and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, substitutions and foreign counterparts relating to any such patents and patent applications, and industrial property rights; and (d) rights in software.
[* * *]
“kW” means kilowatt.
“Landlord” has the meaning set forth in paragraph B of the Recitals to this Agreement.
“Law” or “Laws” means all laws, treaties, ordinances, statutes, judgments, decrees, injunctions, writs, orders, rules, regulations, tariffs, interpretations and permits of any Governmental Authority having jurisdiction of the transmission of electricity, performance of the work, all and each document, instrument and agreement delivered hereunder or in connection herewith, health and safety, or the environmental condition of the Data Center Location.
[* * *]
“Line Extension Agreement” means that certain Line Extension Agreement to be entered into between Company and Landlord.
“Load Ramp Completion Date” means the earlier of: (a) the date on which the final phase of the Customer Committed Capacity Ramp, as set forth in Exhibit A-1, is achieved, as such date shall be memorialized by the Parties in accordance with this Agreement; and (b) [* * *]

“Losses” has the meaning set forth in Section 13.1.
“Meet and Confer Request” has the meaning set forth in Section 4.4.2.
“Minimum Monthly Charge” or “MMC” has the meaning set forth in Section 5.2.
“MISO” means the Midcontinent Independent System Operator, Inc.
“MISO Notice” has the meaning set forth in Section 5.3.3.
“MISO Planning Resource Auction” has the meaning ascribed to the term “Planning Resource Auction” in the MISO Tariff and shall include any successor term and mechanism used by MISO to purchase and sell capacity.
“MISO Tariff” means the MISO Open Access Transmission, Energy and Operating Reserve Markets Tariff.
“Monthly Billing Demand” means the single highest 30-minute integrated reading of Customer’s demand meter in a given billing period.
“Monthly On-Peak Billing Demand” means the single highest 30-minute integrated reading of the demand meter during the on-peak hours (as defined in the Company’s Rate Book) of the billing period. The Monthly On-Peak Billing Demand will not be less than 65% of the highest monthly on-peak metered billing demand during the billing months of June, July, August, September, and October of the preceding eleven billing months, nor less than 50 kilowatts.
[* * *]
“MW” means megawatt.
“Notice” has the meaning set forth in Section 19.1.
“Operating Parameter Deadline” has the meaning set forth in Section 5.5.2.
“Operating Parameters” has the meaning set forth in Section 5.5.2.
“Operating Procedures” has the meaning set forth in Section 5.5.3.
“Overage” has the meaning set forth in Section 5.3.1.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Party” has the meaning set forth in the preamble to this to this Agreement.
[* * *]
“Ramp Grace Period” has the meaning set forth in Section 2.1.

“Rate Schedule” means Schedule D11 and may be changed in accordance with Section 5.1.1.
“RD Michigan” has the meaning set forth in paragraph B of the Recitals to this Agreement.
“Recipient” has the meaning set forth in Section 11.1.
“Related Agreements” means the Energy Storage Agreement and the Line Extension Agreement.
“Relief Event” has the meaning set forth in Section 18.1.1.
“Renewal Notice” has the meaning set forth in Section 3.2.
“Renewal Term” has the meaning set forth in Section 3.2.
“Representatives” has the meaning set forth in Section 11.2.
“Revised Ramp Schedule” has the meaning set forth in Section 2.4.2.
“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means (a) any person listed in any sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such person or persons or acting for or on behalf of such person or persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State or the United Kingdom.
“Schedule D11” means Primary Supply Rate Schedule No. D11, as published in the Company’s Rate Book and approved by the Commission as of the Contract Date, which is subject to change from time to time by order issued by the Commission.
“Shortfall Capacity” has the meaning set forth in Section 5.4.
“Shortfall Capacity Rate” means the auction clearing price, as established in the MISO Planning Resource Auction, for “Local Resource Zone 7” for the applicable billing period.
“Standard & Poor’s” or “S&P” means S&P Global Ratings or its successor.
“SUT Taxes” has the meaning set forth in Section 6.4.1.

“Term” has the meaning set forth in Section 3.2.
“Termination Payment” has the meaning set forth in Section 7.4.3.
“Total Customer Credit Support Amount” means the Customer Credit Support in the forms and amounts required pursuant to Section 8 and Schedule 8.
“Transmission Owner” means ITC Holdings Corporation and its Affiliates.

Exhibit D

Sample Invoices

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Exhibit E

Sample Termination Payment Calculation

For illustrative purposes, the Minimum Monthly Charge and Termination Payment for the Initial Term (if terminated at the end of month listed below) are provided below based on the current Schedule D11 rates and assumed load ramp, each of which is subject to change.

Month	Customer Committed Capacity (MW)	Minimum Monthly Charge ($M)	Termination Payment ($M)
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Dec-27	1,383	19,030,455	2,264,624,145	<-- Full Ramp Achieved (Dec 1, 2027)
Jan-28	1,383	19,030,455	2,245,593,690
Feb-28	1,383	19,030,455	2,226,563,235
Mar-28	1,383	19,030,455	2,207,532,780
Apr-28	1,383	19,030,455	2,188,502,325
May-28	1,383	19,030,455	2,169,471,870
Jun-28	1,383	19,030,455	2,150,441,415
Jul-28	1,383	19,030,455	2,131,410,960
Aug-28	1,383	19,030,455	2,112,380,505
Sep-28	1,383	19,030,455	2,093,350,050
Oct-28	1,383	19,030,455	2,074,319,595
Nov-28	1,383	19,030,455	2,055,289,140
Dec-28	1,383	19,030,455	2,036,258,685
Jan-29	1,383	19,030,455	2,017,228,230
Feb-29	1,383	19,030,455	1,998,197,775
Mar-29	1,383	19,030,455	1,979,167,320

Apr-29	1,383	19,030,455	1,960,136,865
May-29	1,383	19,030,455	1,941,106,410
Jun-29	1,383	19,030,455	1,922,075,955
Jul-29	1,383	19,030,455	1,903,045,500
Aug-29	1,383	19,030,455	1,884,015,045
Sep-29	1,383	19,030,455	1,864,984,590
Oct-29	1,383	19,030,455	1,845,954,135
Nov-29	1,383	19,030,455	1,826,923,680
Dec-29	1,383	19,030,455	1,807,893,225
Jan-30	1,383	19,030,455	1,788,862,770
Feb-30	1,383	19,030,455	1,769,832,315
Mar-30	1,383	19,030,455	1,750,801,860
Apr-30	1,383	19,030,455	1,731,771,405
May-30	1,383	19,030,455	1,712,740,950
Jun-30	1,383	19,030,455	1,693,710,495
Jul-30	1,383	19,030,455	1,674,680,040
Aug-30	1,383	19,030,455	1,655,649,585
Sep-30	1,383	19,030,455	1,636,619,130
Oct-30	1,383	19,030,455	1,617,588,675
Nov-30	1,383	19,030,455	1,598,558,220
Dec-30	1,383	19,030,455	1,579,527,765
Jan-31	1,383	19,030,455	1,560,497,310
Feb-31	1,383	19,030,455	1,541,466,855
Mar-31	1,383	19,030,455	1,522,436,400
Apr-31	1,383	19,030,455	1,503,405,945
May-31	1,383	19,030,455	1,484,375,490
Jun-31	1,383	19,030,455	1,465,345,035
Jul-31	1,383	19,030,455	1,446,314,580
Aug-31	1,383	19,030,455	1,427,284,125
Sep-31	1,383	19,030,455	1,408,253,670
Oct-31	1,383	19,030,455	1,389,223,215
Nov-31	1,383	19,030,455	1,370,192,760
Dec-31	1,383	19,030,455	1,351,162,305
Jan-32	1,383	19,030,455	1,332,131,850
Feb-32	1,383	19,030,455	1,313,101,395
Mar-32	1,383	19,030,455	1,294,070,940
Apr-32	1,383	19,030,455	1,275,040,485
May-32	1,383	19,030,455	1,256,010,030
Jun-32	1,383	19,030,455	1,236,979,575
Jul-32	1,383	19,030,455	1,217,949,120

Aug-32	1,383	19,030,455	1,198,918,665
Sep-32	1,383	19,030,455	1,179,888,210
Oct-32	1,383	19,030,455	1,160,857,755
Nov-32	1,383	19,030,455	1,141,827,300
Dec-32	1,383	19,030,455	1,122,796,845
Jan-33	1,383	19,030,455	1,103,766,390
Feb-33	1,383	19,030,455	1,084,735,935
Mar-33	1,383	19,030,455	1,065,705,480
Apr-33	1,383	19,030,455	1,046,675,025
May-33	1,383	19,030,455	1,027,644,570
Jun-33	1,383	19,030,455	1,008,614,115
Jul-33	1,383	19,030,455	989,583,660
Aug-33	1,383	19,030,455	970,553,205
Sep-33	1,383	19,030,455	951,522,750
Oct-33	1,383	19,030,455	932,492,295
Nov-33	1,383	19,030,455	913,461,840
Dec-33	1,383	19,030,455	894,431,385
Jan-34	1,383	19,030,455	875,400,930
Feb-34	1,383	19,030,455	856,370,475
Mar-34	1,383	19,030,455	837,340,020
Apr-34	1,383	19,030,455	818,309,565
May-34	1,383	19,030,455	799,279,110
Jun-34	1,383	19,030,455	780,248,655
Jul-34	1,383	19,030,455	761,218,200
Aug-34	1,383	19,030,455	742,187,745
Sep-34	1,383	19,030,455	723,157,290
Oct-34	1,383	19,030,455	704,126,835
Nov-34	1,383	19,030,455	685,096,380
Dec-34	1,383	19,030,455	666,065,925
Jan-35	1,383	19,030,455	647,035,470
Feb-35	1,383	19,030,455	628,005,015
Mar-35	1,383	19,030,455	608,974,560
Apr-35	1,383	19,030,455	589,944,105
May-35	1,383	19,030,455	570,913,650
Jun-35	1,383	19,030,455	551,883,195
Jul-35	1,383	19,030,455	532,852,740
Aug-35	1,383	19,030,455	513,822,285
Sep-35	1,383	19,030,455	494,791,830
Oct-35	1,383	19,030,455	475,761,375
Nov-35	1,383	19,030,455	456,730,920

Dec-35	1,383	19,030,455	456,730,920	<-- 8 Years Post Full Ramp Achieved (December 1, 2035); 24-month MMC Termination fee in effect
Jan-36	1,383	19,030,455	456,730,920
Feb-36	1,383	19,030,455	456,730,920
Mar-36	1,383	19,030,455	456,730,920
Apr-36	1,383	19,030,455	456,730,920
May-36	1,383	19,030,455	456,730,920
Jun-36	1,383	19,030,455	456,730,920
Jul-36	1,383	19,030,455	456,730,920
Aug-36	1,383	19,030,455	456,730,920
Sep-36	1,383	19,030,455	456,730,920
Oct-36	1,383	19,030,455	456,730,920
Nov-36	1,383	19,030,455	456,730,920
Dec-36	1,383	19,030,455	456,730,920
Jan-37	1,383	19,030,455	456,730,920
Feb-37	1,383	19,030,455	456,730,920
Mar-37	1,383	19,030,455	456,730,920
Apr-37	1,383	19,030,455	456,730,920
May-37	1,383	19,030,455	456,730,920
Jun-37	1,383	19,030,455	456,730,920
Jul-37	1,383	19,030,455	456,730,920
Aug-37	1,383	19,030,455	456,730,920
Sep-37	1,383	19,030,455	456,730,920
Oct-37	1,383	19,030,455	456,730,920
Nov-37	1,383	19,030,455	456,730,920
Dec-37	1,383	19,030,455	456,730,920	<-- End of 10-year post ramp period (Dec 1, 2037)
Jan-38	1,383	19,030,455	456,730,920
Feb-38	1,383	19,030,455	456,730,920
Mar-38	1,383	19,030,455	456,730,920
Apr-38	1,383	19,030,455	456,730,920
May-38	1,383	19,030,455	456,730,920
Jun-38	1,383	19,030,455	456,730,920
Jul-38	1,383	19,030,455	456,730,920
Aug-38	1,383	19,030,455	456,730,920
Sep-38	1,383	19,030,455	456,730,920

Oct-38	1,383	19,030,455	456,730,920
Nov-38	1,383	19,030,455	456,730,920
Dec-38	1,383	19,030,455	456,730,920
Jan-39	1,383	19,030,455	456,730,920
Feb-39	1,383	19,030,455	456,730,920
Mar-39	1,383	19,030,455	456,730,920
Apr-39	1,383	19,030,455	456,730,920
May-39	1,383	19,030,455	456,730,920
Jun-39	1,383	19,030,455	456,730,920
Jul-39	1,383	19,030,455	456,730,920
Aug-39	1,383	19,030,455	456,730,920
Sep-39	1,383	19,030,455	456,730,920
Oct-39	1,383	19,030,455	456,730,920
Nov-39	1,383	19,030,455	456,730,920
Dec-39	1,383	19,030,455	456,730,920
Jan-40	1,383	19,030,455	456,730,920
Feb-40	1,383	19,030,455	456,730,920
Mar-40	1,383	19,030,455	456,730,920
Apr-40	1,383	19,030,455	456,730,920
May-40	1,383	19,030,455	456,730,920
Jun-40	1,383	19,030,455	456,730,920
Jul-40	1,383	19,030,455	456,730,920
Aug-40	1,383	19,030,455	456,730,920
Sep-40	1,383	19,030,455	456,730,920
Oct-40	1,383	19,030,455	456,730,920
Nov-40	1,383	19,030,455	456,730,920
Dec-40	1,383	19,030,455	456,730,920
Jan-41	1,383	19,030,455	456,730,920
Feb-41	1,383	19,030,455	456,730,920
Mar-41	1,383	19,030,455	456,730,920
Apr-41	1,383	19,030,455	456,730,920
May-41	1,383	19,030,455	456,730,920
Jun-41	1,383	19,030,455	456,730,920
Jul-41	1,383	19,030,455	456,730,920
Aug-41	1,383	19,030,455	456,730,920
Sep-41	1,383	19,030,455	456,730,920
Oct-41	1,383	19,030,455	456,730,920
Nov-41	1,383	19,030,455	456,730,920
Dec-41	1,383	19,030,455	456,730,920
Jan-42	1,383	19,030,455	456,730,920

Feb-42	1,383	19,030,455	456,730,920
Mar-42	1,383	19,030,455	456,730,920
Apr-42	1,383	19,030,455	456,730,920
May-42	1,383	19,030,455	456,730,920
Jun-42	1,383	19,030,455	456,730,920
Jul-42	1,383	19,030,455	456,730,920
Aug-42	1,383	19,030,455	456,730,920
Sep-42	1,383	19,030,455	456,730,920
Oct-42	1,383	19,030,455	456,730,920
Nov-42	1,383	19,030,455	456,730,920
Dec-42	1,383	19,030,455	456,730,920
Jan-43	1,383	19,030,455	456,730,920
Feb-43	1,383	19,030,455	456,730,920
Mar-43	1,383	19,030,455	437,700,465
Apr-43	1,383	19,030,455	418,670,010
May-43	1,383	19,030,455	399,639,555
Jun-43	1,383	19,030,455	380,609,100
Jul-43	1,383	19,030,455	361,578,645
Aug-43	1,383	19,030,455	342,548,190
Sep-43	1,383	19,030,455	323,517,735
Oct-43	1,383	19,030,455	304,487,280
Nov-43	1,383	19,030,455	285,456,825
Dec-43	1,383	19,030,455	266,426,370
Jan-44	1,383	19,030,455	247,395,915
Feb-44	1,383	19,030,455	228,365,460
Mar-44	1,383	19,030,455	209,335,005
Apr-44	1,383	19,030,455	190,304,550
May-44	1,383	19,030,455	171,274,095
Jun-44	1,383	19,030,455	152,243,640
Jul-44	1,383	19,030,455	133,213,185
Aug-44	1,383	19,030,455	114,182,730
Sep-44	1,383	19,030,455	95,152,275
Oct-44	1,383	19,030,455	76,121,820
Nov-44	1,383	19,030,455	57,091,365
Dec-44	1,383	19,030,455	38,060,910
Jan-45	1,383	19,030,455	19,030,455
Feb-45	1,383	19,030,455	0